UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2007

eBay Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24821	77-0430924
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2145 Hamilton Avenue
San Jose, CA 95125
(Address of principal executive offices, including zip code)

(408) 376-7400
(Registrant’s telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 28, 2007, eBay Inc., a Delaware corporation (“eBay”), and its subsidiaries, Skype Luxembourg Holdings S.A.R.L., a limited company registered under the laws of the Grand Duchy of Luxembourg (“Skype Lux”) and Skype Technologies S.A., a limited company registered under the laws of the Grand Duchy of Luxembourg (“Skype”), entered into an Earn Out Settlement Agreement (the “Earn Out Settlement Agreement”) with Herho Holding B.V., a company formed under the laws of the Netherlands (the “Earn Out Representative”), and each “Earn Out Seller.” An “Earn Out Seller” is a former holder of shares or options to purchase shares of Skype who entered into that certain Earn Out Agreement, dated as of September 11, 2005 (the “Earn Out Agreement”), with eBay and Skype.

Pursuant to the Earn Out Settlement Agreements: (a) Skype Lux agreed to pay an aggregate of €375,000,000, or approximately $530,000,000, to the Earn Out Sellers and the Earn Out Representative; (b) each of eBay, Skype Lux, the Earn Out Sellers and the Earn Out Representative, on behalf of itself and its related parties, agreed to release the other parties and their related parties from any and all Claims (as defined in the Earn Out Settlement Agreement) in connection with, arising from or in any way relating to the Earn Out Agreement or the transactions contemplated thereby, other than certain excluded claims; (c) eBay agreed that if, on or prior to March 31, 2008, eBay sells or transfers securities representing greater than 50% of the outstanding voting power of, or economic interest in, Skype or all or substantially all of the assets of Skype and its subsidiaries, taken as a whole, eBay or Skype Lux would pay up to an additional €138,411,300, or approximately $195,159,900, in the aggregate to the Earn Out Sellers and the Earn Out Representative; and (d) the Earn Out Agreement was terminated as of September 28, 2007. This €375,000,000 payment will be accounted for during the three months ended September 30, 2007 as additional purchase price with an increase to goodwill. As described in Item 2.06 below, this €375,000,000 increase in goodwill, along with additional amounts associated with the acquisition of Skype in October 2005, will be recorded as a goodwill impairment charge during the three months ended September 30, 2007.

All dollar amounts referenced herein are based on an exchange rate of €1 to $1.41.

The foregoing description of the Earn Out Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Earn Out Settlement Agreement which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Also in connection with the Earn Out Settlement Agreement (and the related termination of the Earn Out Agreement), Niklas Zennström, Janus Friis and Geoffrey Prentice, who served as Skype’s Chief Executive Officer, SVP Strategy/Innovation and VP, Strategic Partners and Corporate Development, respectively, prior to the termination of the Earn Out Agreement, resigned as officers of Skype, and Mr. Zennström became non-executive Chairman of Skype.

Item 1.02 Termination of a Material Definitive Agreement

The disclosure set forth in Item 1.01 above is hereby incorporated herein by reference.

Item 2.06 Material Impairments

The disclosure set forth in Item 1.01 above is hereby incorporated herein by reference. On September 28, 2007, eBay concluded that its financial results for the three months ended September 30, 2007 will reflect a charge associated with its Skype business of approximately $1.4 billion. This charge reflects the impairment of goodwill, including the impact on goodwill of the cash payment referred to in Item 1.01 above (the “Settlement Payment”), arising from eBay’s acquisition of Skype in October 2005.

This charge is the result of the updated long-term financial outlook for Skype developed as part of eBay’s strategic planning cycle conducted annually during its third quarter. This updated financial outlook for Skype was then reviewed in conjunction with eBay’s annual goodwill impairment testing that is undertaken as of August 31st of each year.

Other than the Settlement Payment, eBay does not anticipate any future cash payments related to the goodwill impairment charge.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Earn Out Settlement Agreement dated as of September 28, 2007 among Skype Luxembourg Holdings S.A.R.L., Skype Technologies S.A., eBay Inc., Herho Holding B.V., and each Earn Out Seller
99.1	Press Release dated October 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         eBay Inc.
         (Registrant)

Dated: September 28, 2007

By	/s/ Michael R. Jacobson
Michael R. Jacobson
Senior Vice President, Legal Affairs,
General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Form of Earn Out Settlement Agreement dated as of September 28, 2007 among Skype Luxembourg Holdings S.A.R.L., Skype Technologies S.A., eBay Inc., Herho Holding B.V., and each Earn Out Seller
99.1	Press Release dated October 1, 2007

4